UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2016

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Kansas

(State or other jurisdiction of incorporation)

1-3368	44-0236370
(Commission File Number)	(IRS Employer Identification Number)

602 S. Joplin Avenue, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders of The Empire District Electric Company (“Empire”) was held on June 16, 2016. The special meeting was held in order to vote upon the following proposals set forth in Empire’s definitive proxy statement, filed with U.S. Securities and Exchange Commission on May 3, 2016, as supplemented:

Proposal 1:  To adopt the Agreement and Plan of Merger, dated as of February 9, 2016, which is referred to as the merger agreement, by and among The Empire District Electric Company, Liberty Utilities (Central) Co., (“Liberty Central”) (an indirect subsidiary of Algonquin Power & Utilities Corp.) and Liberty Sub Corp., a wholly owned direct subsidiary of Liberty Central.

Proposal 2:  To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. (The “Adjournment Proposal”).

Proposal 3:  To approve a non-binding, advisory proposal to approve compensation that will or may become payable by The Empire District Electric Company to its named executive officers in connection with the merger. (The “Advisory Compensation Proposal”).

At the special meeting, Empire’s shareholders approved both the Agreement and Plan of Merger Proposal and the Adjournment Proposal, but an adjournment was not necessary in light of the approval of the Agreement and Plan of Merger Proposal. The Advisory Compensation Proposal was not approved.

Completion of the merger remains subject to the satisfaction of the remaining closing conditions contained in the Agreement and Plan of Merger.

As of May 2, 2016, the record date for the special meeting, there were 43,763,617 shares of Empire’s common stock outstanding and entitled to vote at the special meeting.

The final voting results are set forth below:

Agreement and Plan of Merger Proposal

For	Against	Abstentions
29,611,241	1,117,981	269,645

Adjournment Proposal

For	Against	Abstentions
27,619,961	3,043,811	335,095

Advisory Compensation Proposal

For	Against	Abstentions
11,045,737	19,415,253	537,877

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ Laurie A. Delano
	Name:	Laurie A. Delano
	Title:	Vice President - Finance & Chief
Financial Officer

Dated:  June 16, 2016